Exhibit 99.1

NASDAQ: FIZZ For Immediate Release Contact: Office of the Chairman, Grace Keene

NATIONAL BEVERAGE CORP.

REBUKES MAXIM REPORT

FORT LAUDERDALE, FL, May 4, 2017 . . . Maxim Group this morning released a report that National Beverage Corp. (NASDAQ: FIZZ) believes contains self-serving, misguided valuation and flawed analysis. For the benefit of long-term shareholders, the Company proudly releases the following information for its just completed FY 2017:

●	Revenue of $826 million, up 17% from FY 2016

●	Net Income of $106 million, up 73%

●	EPS of $2.27, up 73%

●	EBITDA* of $174 million, up 66%

“Additionally, Maxim also failed to state that if the current administration’s tax proposals are enacted, EPS would increase from $2.27 to $2.94,” stated Chairman and Chief Executive Officer, Nick A. Caporella. “I am certain Maxim’s ultimate goal is to create havoc and deliberately misguide investors in order to profit from a short position,” Caporella asserted.

“National Beverage is unique – I want to assist those who write about LaCroix and Shasta SDA (soft drink alternative) future growth prospects and ultimate value, while still maintaining our edge or pathways to our fabulous growth probabilities:

VPO – VPC Dynamics

National Beverage employs methods that no other company does in this area – VPO (velocity per outlet) and VPC (velocity per capita). We utilize two proprietary techniques to magnify these measures and this creates growth never before thought possible. Unique to National Beverage is creating velocity per capita through proven velocity predictors. Retailers are amazed by these methods and find before and after changes so dynamic that they demand we afford them the use of these methods as frequently as possible.

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National Beverage Corp.

Shelf Demographics and Marketing

Putting the very same products from top to bottom on each and every shelf across our nation is a bad practice and assumes that every unit has exactly the same consumers each and every visit. This is a sure fire failure for the retailer, the consumer and the supplier. So we never do that! But, in all candor . . . most everyone else does. A big edge relative to innovation gives National Beverage a gigantic advantage here.

Protocols – Programming and Shelf Marketing

Our consumer is so loyal (a cult) that they determine how we conduct business across the entire spectrum of company and geography. We insist that our consumer is satisfied with the lineup of SKU’s and what kind of promotional activities we engage in. This is rewarded by volume increases and which SKU is specifically promoted. The result is our retail partner is assured sales and healthy margins.

ACV – Household Penetration

Health Insurance – Sugar Tax (7 major cities)

There is data that states that sugar is the tobacco of the 70’s and 14% of the population of Mexico is diabetic.

When one reads that 94% of American households buy some CSD’s – the fact that more households will stop or convert to healthier beverages is a dynamic fact of truth.

Shasta SDA has great potential as the cola category is so very large. When one considers that choices to have a refreshing great-tasting beverage are not plentiful – LaCroix and Shasta SDA are innocent, easily accessible, great choices.

Take a look at other articles written about National Beverage: LaCroix Makes National Beverage a Safe Investment https://seekingalpha.com/article/4067831-la-croix-makes-national-beverage-safe-investment; National Beverage Corp.: Trading at a Justified Premium https://seekingalpha.com/article/4066848-national-beverage-corp-trading-justified-premium; National Beverage - How High Is Too High? https://seekingalpha.com/article/4059856-national-beverage-high-high; New Castle Equity Research updates National Beverage Corp Price Target http://www.valuewalk.com/2017/03/national-beverage-fizz-lacroix/; Philly Soda Tax Is A Win For National Beverage Corp. https://seekingalpha.com/article/4049325-philly-soda-tax-win-national-beverage-corp. These professionals invested their reputations researching the company to provide more credible and unbiased value analyses,” Caporella concluded.

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FIZZ IS – HEALTHY SPARKLING, ALL-WAYS!

National Beverage’s iconic brands are the genuine essence . . . of America

“Patriotism” – If Only We Could Bottle It!

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks, uncertainties and other factors described in the Company's SEC filings which may cause actual results or achievements to differ from the results or achievements expressed or implied by such statements. The Company disclaims an obligation to update or announce revisions to any forward-looking statements.

*Although the Company reports financial results in accordance with accounting principles generally accepted in the United States ("GAAP"), management believes that disclosure of EBITDA, a non-GAAP financial measure, may provide users with additional insights into the operating performance of the business. EBITDA (in millions) is calculated by adding the following expenses back to Net Income: Depreciation and Amortization of $13, Net Interest (Income) of ($.3) and Provision for Income Taxes of $55.